Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Randy Zane	Mark Moyer
	VP, Corporate Communications	Chief Financial Officer
	Ziff Davis Holdings Inc.	Ziff Davis Holdings Inc.
	(212) 503-3535	(212) 503-3225
	randy_zane@ziffdavis.com	mark_moyer@ziffdavis.com
Ziff Davis Reports Fourth Quarter 2005 Results
NEW YORK, March 20, 2006 — Ziff Davis Holdings Inc., the ultimate parent company of Ziff Davis Media Inc., today reported operating results for its fourth quarter and year ended December 31, 2005.
The Company’s consolidated revenues for the fourth quarter 2005 totaled $57.8 million, a decline of 11% compared to $65.0 million reported in the prior year quarter. The Company’s print revenues for the period were down 20% from the fourth quarter 2004, while online revenues grew 24% and Digital Life event revenues increased 38%. Approximately $2.0 million of the print revenue decline was attributed to a settlement reached with a list rental agent.
Consolidated EBITDA(1) was $8.4 million for the fourth quarter 2005, down 47% from $15.9 million for the prior year period principally due to the revenue decline as noted above. As previously announced, during the quarter, the Company closed its Sync and ExtremeTech magazines. EBITDA losses for these publications totaled $0.6 million and were included in the reported fourth quarter EBITDA; without these losses, EBITDA for the quarter would have been $9.0 million.
For the full year 2005, consolidated revenues totaled $187.6 million, a decline of 8% compared to revenues of $204.5 million in 2004. EBITDA for the full year 2005 was $17.3 million, down 50% compared to $34.9 million for full year 2004. EBITDA losses of $3.0 million for the closed publications were included in the reported full year EBITDA; without these losses, EBITDA for 2005 would have been $20.3 million.

Ziff Davis Holdings Earnings Release
“Last year ended up being a tough year,” said Robert F. Callahan, Chairman & CEO, Ziff Davis Holdings Inc. “We’ve made terrific progress at Ziff Davis over the past several years developing and growing innovative new brands and franchises. However, 2005 was a ‘building year’ as we continued to invest significantly to grow these new digital and event assets coupled with the sharp tech print market erosion. This resulted in a setback to our earnings. We’ll continue to focus on cost efficiencies. In the fourth quarter, we closed two publications that were not on plan (Sync and ExtremeTech). Additionally, in December, we completed the operational realignment of our businesses into three distinct groups that each offer integrated customer solutions. This realignment enables us to serve our customers with speed and clarity of mission and should ultimately allow us to maximize stakeholder value.”
Condensed Consolidated Statements of Operations for the quarter and the year ended December 31, 2005 and 2004; Condensed Consolidated Balance Sheets at December 31, 2005 and December 31, 2004; Condensed Consolidated Statements of Cash Flows for the years ended December 31, 2005 and 2004; and descriptions of the Group segments are set forth at the end of this release.
Financial Summary for the Fourth Quarter Ended December 31, 2005 and 2004

	Consumer/Small
	Business(2)		Enterprise Group(2)		Game Group(2)		Total Company
$ millions	2005	2004	2005	2004	2005	2004	2005	2004
Revenue	$21.7	$26.8	$21.8	$21.1	$14.3	$17.1	$57.8	$65.0
EBITDA (1)	4.3	7.4	1.1	5.3	3.0	3.2	8.4	15.9

Consumer/Small Business Group
Revenue for the Consumer/Small Business Group for the fourth quarter 2005, including Sync and ExtremeTech magazines, was $21.7 million, down $5.1 million or 19% compared to the same period last year. This decrease was primarily related to lower print advertising revenues and lower circulation revenues for PC Magazine. The declines were partially offset by the growth of both the online business, principally pcmag.com, and the DigitalLife convention. Revenue for Sync and ExtremeTech magazines for the quarter was $1.6 million.

Ziff Davis Holdings Earnings Release
Production costs of $5.7 million were down 24%, principally due to the reduction in PC Magazine‘s rate base in the first quarter of 2005, which reduced the volume of magazines produced in the fourth quarter 2005 compared to last year. The decrease was partially offset by higher costs to produce the expanded DigitalLife convention.
Selling, general and administrative expenses of $11.7 million were down slightly as a decrease in magazine circulation and marketing costs were offset by increased spending on content development, sales and marketing to expand the Group’s online presence.
EBITDA for the Group was $4.3 million, down $3.1 million from last year reflecting the decline in revenue partially offset by overall lower production costs. Included in EBITDA was $0.6 million in losses for Sync and ExtremeTech magazines.
Enterprise Group
Revenue for the Enterprise Group for the fourth quarter 2005 was $21.8 million, an increase of $0.7 million or 3% compared to the same period last year. This increase was due to growth in online revenues which more than offset a decrease in print revenues. Most of the print decline was due to $1.5 million attributable to the Enterprise Group of the list rental agent settlement noted above. Within the print business, a decline in print advertising was offset by the growth in new product revenues such as white papers and Business Information Services tools. Online revenue increased by 34%, driven by strong growth in online advertising.
Production costs of $4.2 million were up 20% for the quarter reflecting the costs of an additional issue of eWEEK magazine as well as higher reprint orders for contract publications compared to last year.
Selling, general and administrative expenses totaled $16.5 million and were up 33% from last year due to increased spending on content development, sales and marketing to expand the Group’s online presence as well as higher execution costs on the growing custom events business.

Ziff Davis Holdings Earnings Release
As a result of the increase in overall expenses, fourth quarter 2005 EBITDA for the Group was $1.1 million, down $4.2 million from last year.
Game Group
Revenue for the Game Group for the fourth quarter 2005 was $14.3 million, down $2.8 million or 16% from the fourth quarter 2004. Approximately $1.6 million or 57% of this decrease was the result of the expiration of the GMR magazine partnership and reducing the frequency of Xbox Nation. The balance of the decrease was equally due to a decline in newsstand sales and advertising revenue, both of which were primarily attributable to the current stage of the videogame console cycle. These decreases were partially offset by a doubling in online revenues at the 1UP Network.
Production costs of $6.0 million were down 23%, principally due to the reduced volume of magazines produced in the fourth quarter 2005 compared to last year. The Group did not publish any issues of Xbox Nation or holiday issues of Electronic Gaming Monthly or Computer Gaming World in the 2005 quarter.
Selling, general and administrative expenses of $5.3 million were down 13% as a decrease in magazine circulation and marketing costs, principally due to the absence of costs for GMR and Xbox Nation, was partly offset by increased spending on content development within the group’s online operations.
EBITDA for the Group of $3.0 million was basically flat with last year. The decline in revenue was mostly offset by lower production costs and lower overall selling, general and administrative spending.
Fourth Quarter 2005 Restructuring
Due to continued difficult market conditions that are anticipated to persist in the technology print advertising sector, the Company recorded a $3.0 million pre-tax restructuring charge during the fourth quarter 2005. The restructuring charge was principally comprised of severance for terminated employees and closure costs for Sync and ExtremeTech magazines.

Ziff Davis Holdings Earnings Release
The Company expects to realize approximately $5 million of annual EBITDA improvement in 2006 directly attributable to the closure of Sync and ExtremeTech magazines along with additional restructuring actions within the Company’s selling, general and administrative activities.
Cash Position
At December 31, 2005 the Company had $34.2 million of cash and cash equivalents. Since the end of the third quarter 2005, the Company has invested $6.0 million to acquire FileFront.com and launch its Chinese joint venture, paid $4.9 million of scheduled interest payments, made $2.3 million of capital expenditures and paid $2.0 million in restructuring costs. While these uses of cash were mostly funded by cash generated from operations, the Company’s cash and cash equivalents declined $4.3 million during the quarter.
Highlights and Milestones
Consumer/Small Business Group
•	PC Magazine
•	Continued to rank as the number one personal computing magazine in the U.S., with an ad page market share(3) in the fourth quarter of 59%; although down from the 65% last year due in large part to the elimination of a 23rd issue

•	The ad page market share for the full year was 58% compared to 61% last year, resulting from a 33% reduction in rate base and the elimination of a 23rd issue

•	Launched PC Magazine China through a joint venture with SEEC Media Group
•	Internet Sites
•	Built the Consumer Small/Business Group total traffic by 26% in the fourth quarter compared to year ago

•	For the full year total traffic was up 20% versus prior year
•	DigitalLife
•	The second annual DigitalLife convention attracted over 44,700 attendees, up 78% versus year ago

•	174 exhibitors showcased their products and services, up 34% from last year

•	Mayor Michael Bloomberg declared Digital Technology Week in New York City to coincide with the consumer electronics convention
Enterprise Group
•	Publications
•	As a Group, ad page market share increased in the fourth quarter to 24% from 22% year ago

•	For the full year ad page market share increased to 23% from 20% last year

Ziff Davis Holdings Earnings Release
•	Events
•	Increased the number of custom events by over 25% in the fourth quarter compared to year ago

•	For the full year the number of custom events rose by over 43% versus prior year
•	Internet Sites
•	Built the Group’s total online traffic in the fourth quarter by more than 44% compared to year ago

•	For the full year total online traffic rose by more than 50% versus prior year
Game Group
•	Publications
•	Fourth quarter ad page market share was 34% versus 35% a year ago due in part to publishing one less issue each of Computer Gaming World and Electronic Gaming Monthly

•	The Game Group continued to rank number one in the videogame industry for the full year; with an ad page market share of 36%, essentially flat versus year ago; despite publishing four fewer issues than year ago

•	Official U.S. PlayStation Magazine celebrated its 100th issue during the quarter
•	Internet
•	The 1UP Network more than doubled in traffic for the fourth quarter versus year ago, due in part to the acquisition of FileFront.com, a leading destination site for videogame-related downloads

•	The 1UP Network reached over 10 million monthly unique visitors and 120 million page views in December 2005
Senior Management Change
On January 31, 2006, the Company eliminated the position of Chief Operating Officer and as a result Bart W. Catalane resigned his position as President and Chief Operating Officer. Mr. Catalane will continue to serve Ziff Davis as a member of the Company’s Board of Directors.
Business Outlook
Reflecting normal seasonality plus the continued decline in print advertising, the Company is projecting consolidated EBITDA for the first quarter of 2006 will be in the range of $2.0 million to $3.0 million compared to $4.3 million of consolidated EBITDA for the first quarter of 2005.
The Company advises that its projections are subject to risks and uncertainties (see the “Forward Looking Statements” heading below) and these could therefore individually or collectively cause actual results to differ materially from those projected above.

Ziff Davis Holdings Earnings Release
Investor Conference Call
The Company’s fourth quarter 2005 earnings conference call is scheduled for 4:00 p.m. EST on March 20, 2006. Individuals wishing to participate can join the conference call by dialing 800-857-5485 for domestic calls and 773-681-5843 for international calls and giving the operator the following information: Company — Ziff Davis Media; Pass Code — 8687972.
For those who are unable to participate in the live call, the conference call will be recorded and available by telephone from 5:00 p.m. EST on March 20, 2006 to 5:00 p.m. EST on March 27, 2006. Persons interested in listening to the recorded call should dial 866-454-2122 for domestic calls and 203-369-1242 for international calls. Any material financial or statistical information discussed on the conference call that is not otherwise included in this press release will be made available on the Company’s website, www.ziffdavis.com, under the heading Investor Relations.
About Ziff Davis Holdings Inc.
Ziff Davis Holdings Inc. is the ultimate parent company of Ziff Davis Media Inc. Ziff Davis Media is a leading integrated media company serving the technology and videogame markets. The Company is an information services provider of technology media including publications, websites, conferences, events, eSeminars, eNewsletters, custom publishing, list rentals, research and market intelligence. In the United States, the Company publishes 7 magazines including PC Magazine, eWEEK, CIO Insight, Baseline, Electronic Gaming Monthly, Computer Gaming World and Official U.S. PlayStation Magazine. The Company exports the power of its brands internationally, with publications in 41 countries and 20 languages. Ziff Davis leverages its content on the Internet with a network of highly-targeted technology and gaming sites including PCMag.com, eWEEK.com, ExtremeTech.com and 1UP.com. The Company also produces highly-targeted b-to-b and consumer technology events including DigitalLife. With its main headquarters and PC Magazine Labs based in New York, Ziff Davis Media also has offices and lab facilities in the San Francisco and Boston markets. Additional information is available at www.ziffdavis.com.
Forward-Looking Statements
Except for historical information contained herein, the statements made in this release including anticipated future revenues and operating results, cash balances and cost savings, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. Such risks and uncertainties include the potential deterioration of the economic climate in general or with respect to the markets in which we operate, risks associated with new business investments, acquisitions, competition and seasonality and the other risks discussed in the Company’s Annual Report on Form 10-K and other filings made with the Securities and Exchange Commission (which are available from the Company or at http://www.sec.gov), which discussions are incorporated in this release by reference. These forward-looking statements speak only as of the date of this release. After the issuance of this release, the Company might come to believe that certain forward-looking statements contained in this release are no longer accurate. The Company shall not have any obligation to release publicly any corrections or revisions to any forward-looking statements contained in this release.

	For the Three Months Ended
	12/31/05	12/31/04
	(unaudited)	(unaudited)
Revenue, net	$57,758	$65,014

Operating expenses:
Cost of production	15,893	18,772
Selling, general and administrative expenses	33,482	30,351
Non-cash employee stock compensation expense, (income)	12	(341)
Depreciation and amortization of property and equipment	1,590	1,240
Amortization of intangible assets	4,308	3,807
Restructuring expense	2,967	5,491
Loss in equity investee	56

Total operating expenses	58,308	59,320

(Loss) income from operations	(550)	5,694

Interest expense, net (4)	(29,243)	(23,567)

Loss before income taxes	(29,793)	(17,873)

Income tax provision	47	13

Net loss	$(29,840)	$(17,886)

EBITDA (1)	$8,383	$15,891

	For the Year Ended
	12/31/05	12/31/04
	(unaudited)	(audited)
Revenue, net	$187,611	$204,477

Operating expenses:
Cost of production	51,834	59,743
Selling, general and administrative expenses	118,495	109,830
Non-cash employee stock compensation expense, (income)	(807)	1,109
Depreciation and amortization of property and equipment	5,831	6,202
Amortization of intangible assets	16,384	15,226
Restructuring expense	2,967	5,491
Loss in equity investee	56

Total operating expenses	194,760	197,601

(Loss) Income from operations	(7,149)	6,876

Interest expense, net (4)	(110,711)	(91,824)

Loss before income taxes	(117,860)	(84,948)

Income tax provision	215	238

Net loss	$(118,075)	$(85,186)

EBITDA (1)	$17,282	$34,904

Note: certain amounts have been reclassified, where appropriate, to conform to current financial statement presentation.

	December 31, 2005	December 31, 2004
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$34,174	$32,592
Accounts receivable, net	32,496	35,126
Other current assets, net	6,069	7,236

Total current assets	72,739	74,954
Property and equipment, net	16,322	15,004
Intangible assets, net	236,208	247,044
Other non-current assets, net	21,526	15,650

Total assets	$346,795	$352,652

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$21,788	$20,280
Accrued expenses and other current liabilities	34,211	26,154
Current portion of long-term debt	—	23,991
Unexpired subscriptions and deferred revenue, net	18,177	20,327

Total current liabilities	74,176	90,752

Long-term debt	357,458	284,867
Accrued interest — troubled debt restructuring	60,278	76,190
Accrued expenses — long-term	12,058	14,978
Redeemable preferred stock	899,533	814,549
Other non-current liabilities	9,905	19,853

Total liabilities	1,413,408	1,301,189

Stockholders’ deficit:
Common stock	17,329	17,329
Additional paid-in capital	8,468	8,468
Accumulated deficit	(1,092,410)	(974,334)

Total stockholders’ deficit	(1,066,613)	(948,537)

Total liabilities and stockholders’ deficit	$346,795	$352,652

Note: certain amounts have been reclassified, where appropriate, to conform to current financial statement presentation.

ZIFF DAVIS HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Year Ended
	12/31/05	12/31/04
	(unaudited)	(audited)
Cash flows from operating activities:
Net loss	($118,075)	($85,186)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Accrued dividends on mandatorily redeemable preferred stock	84,984	74,947
Depreciation and amortization	22,215	21,428
Restructuring Charge	2,967	5,491
Loss in equity of joint venture	56	—
Provision for doubtful accounts	1,118	(769)
Non-cash rent expense (income)	164	(389)
Non-cash interest expense, net	1,830	1,531
Amortization of debt issuance costs	3,316	2,236
Non-cash compensation (income) expense	(807)	1,109
Changes in operating assets and liabilities:
Accounts receivable	1,162	(1,439)
Other current assets, net	906	586
Accounts payable and accrued expenses	(5,571)	(4,901)
Unexpired subscriptions and deferred revenue, net	(3,068)	(4,843)

Net cash (used in) provided by operating activities	(8,803)	9,801

Cash flows from investing activities:
Acquisition	(5,237)	(3,146)
Joint venture investment	(751)	—
Capital expenditures	(6,542)	(5,849)
Proceeds from the sale of assets		13

Net cash used in investing activities	(12,530)	(8,982)

Cash flows from financing activities:
Proceeds from the sale of floating rate bonds	205,000	—
Debt issuance costs	(6,321)	(488)
Repayment of borrowings under senior credit facilities	(174,141)	(15,047)
Funding of letters of credit	(1,623)	—

Net cash provided by (used in) by financing activities	22,915	(15,535)

Net increase (decrease) in cash and cash equivalents	1,582	(14,716)
Cash and cash equivalents at beginning of the year	32,592	47,308

Cash and cash equivalents at end of year	$34,174	$32,592

Note: certain amounts have been reclassified, where appropriate, to conform to current financial statement presentation.

Supplemental information
Cash paid for interest	$16,963	$11,743
Cash paid for restructuring	$8,640	$9,334

ZIFF DAVIS HOLDINGS INC.
EBITDA Reconciliation
(in thousands)
(unaudited)

	For the Three Months Ended
	12/31/05	12/31/04
EBITDA (1)	8,383	15,891
Depreciation and amortization of property and equipment	1,590	1,240
Amortization of intangible assets	4,308	3,807
Restructuring expense	2,967	5,491
Non-cash compensation employee stock expense (income)	12	(341)
Loss in equity investee	56	—

Income (loss) from operations	$(550)	$5,694

	For the Year Ended
	12/31/05	12/31/04
EBITDA (1)	$17,282	$34,904
Depreciation and amortization of property and equipment	5,831	6,202
Amortization of intangible assets	16,384	15,226
Restructuring expense	2,967	5,491
Non-cash compensation employee stock expense (income)	(807)	1,109
Loss in equity investee	56	—

Income (loss) from operations	$(7,149)	$6,876

Ziff Davis Holdings Inc.
Endnotes:
(1) EBITDA is defined as income before interest expense, provision for income taxes, depreciation expense, amortization expense and also excludes non-recurring and certain non-cash charges. Non-recurring and non-cash charges include the write-down of intangible assets, restructuring charges (cash and non-cash), gains and losses on the sale of non-core assets, gains and losses from equity investments and non-cash compensation charges. These items are not included in EBITDA as management considers the charges to be items that are not indicative of the performance of its underlying business. EBITDA is also presented because it is commonly used by certain investors and analysts to evaluate a company’s ability to service debt. However, our method of computation may not be comparable to similarly titled measures reported by other companies. In addition, EBITDA, as defined, is not a measure of performance under generally accepted accounting principles (GAAP), and EBITDA should not be considered in isolation or as a substitute for Net income/(loss), Income/(loss) from operations, Cash flows from operating activities or other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. The most directly comparable financial measure under GAAP to EBITDA is Income/(loss) from operations. Reconciliations between EBITDA and Income/(loss) from operations are included in tables provided in this release.
(2) Group Segments:
Consumer/Small Business Group (formerly known as the Consumer Tech Group) is comprised of one magazine PC Magazine; the Company’s consumer electronics event, DigitalLife; and a number of consumer focused websites including PCMag.com
Enterprise Group is comprised of several businesses in the magazine, Internet, event, research and marketing tools areas. The three magazines in this segment are eWEEK, Baseline and CIO Insight. The Internet properties in this segment are primarily affiliated with the Enterprise Group’s brands, including eWEEK.com, CIOInsight.com and BaselineMag.com, but also includes 42 weekly eNewsletters; the eSeminars™ business, which produces sponsored interactive webcasts; the Ziff Davis Web Buyers Guide ™, the Company’s comprehensive, searchable online directory of technology brands and services; and TiPS-IT ™, a suite of product comparison guides, research and tools for IT professionals. This segment also includes the Company’s Custom Solutions Group (CSG), which creates and manages several hundred sponsored events per year; Business Information Services (BIS), a marketing research and tools unit; and Contract Publishing, which produces custom magazines, white papers, case studies and other sales and marketing collateral for customers.
Game Group is comprised of three magazines — Electronic Gaming Monthly, Computer Gaming World and Official U.S. PlayStation Magazine; and the Company’s online destinations for gaming enthusiasts, 1UP.com and Filefront.com
(3) Unless otherwise noted, all ad page market share data is sourced from IMS/ The Auditor (Toronto, Canada). IMS independently hand-counts and tabulates ads by magazine and advertising category. Ziff Davis Holdings Inc. includes only what it believes to be its direct competitors by business segment in its ad page market share calculations.
(4) Interest expense reflects the accrual of dividends on preferred stock, pursuant to Statement of Financial Accounting Standards 150, adopted by the Company effective January 1, 2004.